CERTIFICATE OF CORRECTION FILED TO CORRECT
CERTAIN ERRORS IN THE RESTATED CERTIFICATE OF INCORPORATION
OF ATLANTIC COAST AIRLINES, INC.
FILED IN THE OFFICE OF THE SECRETARY OF STATE
OF DELAWARE ON JUNE 17, 1993

Atlantic Coast Airlines, Inc., a corporation organized and
existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"),
DOES HEREBY CERTIFY:
1.	The name of the Corporation is Atlantic Coast Airlines, Inc.
2.	The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 14,
1991.
3.	The original Certificate of Incorporation was amended and
restated pursuant to a Restated Certificate of Incorporation which was filed with the Secretary of State of the State of Delaware on October 11, 1991 (the "First Restated Certificate").
4.	The First Restated Certificate was amended and restated
pursuant to a Restated Certificate of Incorporation which was filed with the Secretary of State of the State of Delaware on June 17, 1993 (the "Restated Certificate").
5.	The Restated Certificate requires correction as permitted by
Section 103 of the General Corporation Law of the State of Delaware.
6.	The inaccuracies or defects of the Restated Certificate to
be corrected are as follow:
	a.  The word "appeal" in Article VI should be deleted and
the word "repeal" inserted in lieu thereof.
	b.  The first sentence of Section 2(a) of Article VIII
should be corrected by deleting the phrase "or is otherwise involved in".
	c.  The fourth sentence of Section 2(a) of Article VIII
should be corrected by inserting the phrase "who initiates a proceeding" between the words "officer" and "only".
7.	Article VI of the Restated Certificate is corrected to read
as follows:
"In furtherance and not in limitation of the powers
conferred by statute, the Board of Directors is expressly
authorized to make, alter or repeal the by-laws of the
Corporation."
8.	The first sentence of Section 2(a) of Article VIII is
corrected to read as follows:
"Each person who was or is made a party or is threatened to
be made a party to any threatened, pending or completed
action, suit or proceeding, whether civil, criminal,
administrative or investigative (hereinafter a "proceeding")
(including an action by or in the right of the Corporation), by reason of the fact that he is or was serving as a
director or officer of the Corporation (or is or was serving at the request of the Corporation in a similar capacity with another entity, including employee benefit plans), shall be
indemnified and held harmless by the Corporation to the
fullest extent authorized by the Delaware General
Corporation Law.
9.	The fourth sentence of Section 2(a) of Article VIII is
corrected to read as follows:
"Except as provided in paragraph (b) hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such director or officer who initiates a proceeding only if such proceeding was authorized by the Board of Directors of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be signed by Kerry B. Skeen, its Chief Executive Officer, and attested by Richard J. Kennedy, its Secretary, this 19th day of March, 1997.

ATLANTIC COAST AIRLINES, INC.

				By:	____________________________
							Kerry B. Skeen
							Chief Executive Officer
ATTEST:

By:	_______________________
	Richard J. Kennedy
	Secretary



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